EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-90063, 333-90057 and 333-97567) of Atlantic American Corporation of our report dated March 26, 2010 relating to the consolidated financial statements and financial statement schedules of Atlantic American Corporation which appears in this Annual Report on Form 10-K.
/s/ BDO SEIDMAN LLP
Atlanta, Georgia
March 26, 2010